Exhibit 99.1

Contact:
David Fraser / Corey Henry Philip Morris International
T. +41 79 843 8603 / +1 (202) 679 7296
E. David.Fraser@pmi.com / Corey.Henry@pmi.com

Philip Morris International Appoints Business Innovator Bonin Bough to Its Board of Directors

LAUSANNE, Switzerland — February 9, 2021 — Philip Morris International Inc. (PMI) (NYSE: PM) today announced that its Board of Directors has appointed a new member, Mr. Bonin Bough, effective immediately.

Bonin Bough, 43, an American businessman, is the founder and Chief Growth Officer of growth accelerator Bonin Ventures. He has been Chief Growth and Marketing Officer of Sundial Brands (Unilever); television host of CNBC’s “Cleveland Hustles”; Chief Media and E-Commerce Officer of Mondelez International; Vice President, Global Media and Consumer Engagement of Kraft Foods Group; and Chief Digital Officer of PepsiCo.

Mr. Lucio Noto, PMI’s interim Chairman, congratulated Mr. Bough on his appointment and said, “It is with great pleasure that we welcome a member of the new generation of digital-first executives to the Philip Morris International Board of Directors. As we move forward to ‘unsmoke the world,’ an understanding of how to navigate unprecedented societal and commercial change is vital to our success. Bonin Bough brings us a rich background of driving innovation into and through complex organizations.”

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine- containing vapor products. As of December 31, 2020, IQOS is available for sale in 64 markets in key cities or nationwide, and PMI estimates that approximately 12.7 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
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